------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person   |
| MARINO          GARY                O.     |    RAILAMERICA, INC. (NYSE:RRA)              |   to Issuer (Check all applicable)   |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Reporting Person     |                    |      title             below)        |
|             RAILAMERICA, INC.              |    (Voluntary)          |                    |      below)                          |
|       5300 BROKEN SOUND BLVD., N.W.        |                         |    AUGUST 2002     | CHAIRMAN OF THE BOARD, CEO, PRESIDENT|
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by one              |
| BOCA RATON       FLORIDA           33487   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|--------------------------------------|
| (City)           (State)           (Zip)   |                                              |   [ ] Form Filed by more than        |
|                                            |                                              |       one Reporting Person           |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK, PAR   |                   |       |      |            |       |      |                    |             |          |
| VALUE $.001 PER     |                   |       |      |            |       |      |                    |             |          |
| SHARE               |     8-13-02       |  P    |  V   |   4,000    |   A   |$8.73 |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK, PAR   |                   |       |      |            |       |      |                    |             |          |
| VALUE $.001 PER     |                   |       |      |            |       |      |                    |             |          |
| SHARE               |     8-13-02       |  P    |  V   |   1,000    |   A   |$8.70 |    133,362         |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                (Print or Type Response) Page 1 of 3



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|OPTIONS GRANTED PUR-   |              |          |     |    |       |        |        |        | COMMON |           |             |
|SUANT TO EMPLOYMENT    |              |          |     |    |       |        |        |        | STOCK, |           |             |
|AGREEMENT (RIGHT TO    |              |          |     |    |       |        |        |        | $.001  |           |             |
|BUY)                   |              |          |     |    |       |        |        |        |  PAR   |           |             |
                        |   $7.25      |    --    | --  | -- |  --   |  --    | 1/1/98 | 1/1/08 | VALUE  |  75,000   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|OPTIONS GRANTED PUR-   |              |          |     |    |       |        |        |        | COMMON |           |             |
|SUANT TO EMPLOYMENT    |              |          |     |    |       |        |        |        | STOCK, |           |             |
|AGREEMENT (RIGHT TO    |              |          |     |    |       |        |        |        | $.001  |           |             |
|BUY)                   |              |          |     |    |       |        |        |        |  PAR   |           |             |
|                       |   $8.00      |    --    | --  | -- |  --   |  --    | 1/1/98 | 1/1/08 | VALUE  |  75,000   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|OPTIONS GRANTED TO PUR-|              |          |     |    |       |        |        |        | COMMON |           |             |
|SUANT TO EMPLOYMENT    |              |          |     |    |       |        |        |        | STOCK, |           |             |
|AGREEMENT (RIGHT TO    |              |          |     |    |       |        |        |        | $.001  |           |             |
|BUY)                   |              |          |     |    |       |        |        |        |  PAR   |           |             |
|                       |   $8.75      |    --    | --  | -- |  --   |  --    | 1/1/98 | 1/1/08 | VALUE  |  75,000   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|OPTIONS GRANTED PUR-   |              |          |     |    |       |        |        |        | COMMON |           |             |
|SUANT TO EMPLOYMENT    |              |          |     |    |       |        |        |        | STOCK, |           |             |
|AGREEMENT (RIGHT TO    |              |          |     |    |       |        |        |        | $.001  |           |             |
|BUY)                   |              |          |     |    |       |        |        |        |  PAR   |           |             |
|                       |   $9.50      |    --    | --  | -- |  --   |  --    | 1/1/98 | 1/1/08 | VALUE  |  75,000   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|1998 EXECUTIVE INCEN-  |              |          |     |    |       |        |        |        | COMMON |           |             |
|TIVE COMPENSATIN PLAN  |              |          |     |    |       |        |        |        | STOCK, |           |             |
|OPTIONS (RIGHT TO BUY) |              |          |     |    |       |        |        |        | $.001  |           |             |
|                       |              |          |     |    |       |        |        |        |  PAR   |           |             |
|                       |   $8.75      |    --    | --  | -- |  --   |  --    | 4/8/00 | 4/7/09 | VALUE  |  50,000   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|1998 EXECUTIVE INCEN-  |              |          |     |    |       |        |        |        | COMMON |           |             |
|TIVE COMPENSATION PLAN |              |          |     |    |       |        |        |        | STOCK, |           |             |
|OPTIONS (RIGHT TO BUY) |              |          |     |    |       |        |        |        | $.001  |           |             |
|                       |              |          |     |    |       |        |        |        |  PAR   |           |             |
|                       |   $9.00      |    --    | --  | -- |  --   |  --    | 1/1/00 | 1/1/10 | VALUE  | 500,000   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|1998 EXECUTIVE INCEN-  |              |          |     |    |       |        |        |        | COMMON |           |             |
|TIVE COMPENSATION PLAN |              |          |     |    |       |        |        |        | STOCK, |           |             |
|OPTIONS (RIGHT TO BUY) |              |          |     |    |       |        |        |        | $.001  |           |             |
|                       |              |          |     |    |       |        | 6/22/01|        |  PAR   |           |             |
|                       |  $12.01      |    --    | --  | -- |  --   |  --    |   (1)  | 6/22/11| VALUE  | 350,000   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|1998 EXECUTIVE INCEN-  |              |          |     |    |       |        |        |        | COMMON |           |             |
|TIVE COMPENSATION PLAN |              |          |     |    |       |        |        |        | STOCK, |           |             |
|OPTIONS (RIGHT TO BUY) |              |          |     |    |       |        |        |        | $.001  |           |             |
|                       |              |          |     |    |       |        | 6/20/02|        |  PAR   |           |             |
|                       |  $10.20      |    --    | --  | -- |  --   |  --    |   (2)  | 6/20/12| VALUE  | 350,000   |     --      |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|        75,000       |              D                |          --          |
|---------------------|-------------------------------|----------------------|
|        75,000       |              D                |          --          |
|---------------------|-------------------------------|----------------------|
|        75,000       |              D                |          --          |
|---------------------|-------------------------------|----------------------|
|        75,000       |              D                |          --          |
|---------------------|-------------------------------|----------------------|
|        50,000       |              D                |          --          |
|---------------------|-------------------------------|----------------------|
|       500,000       |              D                |          --          |
|---------------------|-------------------------------|----------------------|
|       350,000       |              D                |          --          |
|---------------------|-------------------------------|----------------------|
|       350,000       |              D                |          --          |
------------------------------------------------------------------------------
                                                                   Page 2 of 3

Explanation of Responses:

(1) Thirty-three and one-third percent (33 1/3%) of such options became exercisable on each of June 22, 2001 and June 22 2002 and an additional thirty-three and one-third percent  (33 1/3%)  will become exercisable on June 22, 2003
(2) Thirty-three and one-third percent (33 1/3%) of such options became exercisable on June 20, 2002 and an additional thirty-three and one-third percent (33 1/3%)
    will become exercisable on each of June 20, 2003 and June 20, 2004.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                                      /s/ Gary O. Marino            AUGUST 13, 2002
                                                                              -----------------------------------   ---------------
                                                                                **Signature of Reporting Person     Date
                                                                                        GARY O. MARINO
                                                                                                                         Page 3 of 3